EXHIBIT 99.1


                        MTM TECHNOLOGIES SIGNS AGREEMENT
                              TO ACQUIRE NEXL, INC.

     o STRENGTHENS NATIONAL PRESENCE BY EXPANDING INTO THE BOSTON AREA AND ENHANCING PRESENCE IN THE NEW YORK AND SAN FRANCISCO MARKETS

     o    EXPANDS KEY PARTNER RELATIONSHIPS WITH SUN MICROSYSTEMS AND EMC

     o ACCELERATES EXPANSION OF ENTERPRISE STORAGE CAPABILITIES AND MANAGED SERVICES


STAMFORD, CT - August 17, 2005 - MTM Technologies, Inc. (NASDAQ: MTMC), a leading computer and communications technology management company providing IT networking and data center services, including storage, security, collaboration, messaging, and voice over internet protocol (VoIP) solutions, today announced that it has entered into a definitive agreement to acquire Boston-based NEXL, Inc. and that it expects to close the transaction by late 2005.

NEXL's practice and service areas include enterprise storage, network infrastructure, security, IP telephony, and managed services. The company has a broad range of high-level partnerships and certifications from many of the industry's leading technology providers, including Sun Microsystems, EMC, Cisco, IBM, ORACLE, Citrix Systems, HP, Microsoft, and Symantec. With this acquisition, MTM Technologies will become a Strategic Technology Integrator (National) and Storage Elite Partner of Sun Microsystems, and an Authorized Service Partner and Premier member of the EMC Velocity Partner program.

NEXL will expand and strengthen MTM Technologies' national presence, adding a major presence in the Boston area and expanding existing capabilities in other major U.S. markets including New York and San Francisco. Cliff Rucker, NEXL's CEO, and his senior management team will join MTM Technologies and lead its Northeast operations. During the six month period ending June 30, 2005, NEXL generated revenues of approximately $40 million. NEXL currently has 87 employees, including 30 employees in sales and 32 employees providing technical services. Upon completion of the transaction, MTM Technologies will have 26 offices nationwide and approximately 700 employees.

"Last year we began a strategy of aggressively acquiring companies that would expand our company's geographic reach, enhance our core competencies, strengthen our client base, and optimize our ability to deliver shareholder value," said Francis J. Alfano, MTM Technologies' CEO. "Our acquisition of NEXL will be a significant step as we execute upon this strategy.

"NEXL's blue chip customer base and strong presence in the northeast corridor will significantly enhance our business opportunities," Mr. Alfano continued. "In addition, their expertise in managed services and enterprise storage solutions, along will their high-level partnerships with leading technology providers such as Sun Microsystems and EMC, will allow us to enhance the products and services we are able to deliver to our clients nationwide. We are very excited about the prospect of NEXL joining our company, and believe that this acquisition will play a key role as we build MTM Technologies into the preeminent national provider of innovative, end-to-end IT solutions and services for middle market businesses and organizations."

"For over 15 years, NEXL has been committed to providing its clients with a comprehensive suite of IT solutions and services, utilizing the most advanced technologies available," said Cliff Rucker, NEXL's CEO. "Our agreement to join forces with MTM Technologies takes this commitment to a new level, allowing our clients to benefit from an even broader array of products, services, and expertise. MTM Technologies and NEXL share a very similar approach to addressing clients' business needs through innovative, integrated technologies, with a strong focus on service and client satisfaction. I am excited about the expanded services and resources that our clients will enjoy, the strong synergy between our companies, and becoming a part of a highly-regarded, national leader in our industry."


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Jon Latorella, CEO of LocatePlus (OTC Bulletin Board: LPLHA), a longstanding
NEXL customer, said, "As our business has grown and our demand for IT products and services has accelerated, NEXL has always been there to provide a high level of strategic and tactical support. They have consistently delivered on a number of storage and managed services initiatives. I am excited to learn about NEXL joining MTM Technologies, and I am very much looking forward to the additional services and value that this event will bring to customers like LocatePlus."

The completion of the acquisition is subject to a number of customary closing conditions, including obtaining shareholder approval. Consideration to be paid by MTM Technologies for the transaction consists of $13.3 million in cash plus three million shares of MTM Technologies common stock. In addition, there will be up to an additional $2 million in consideration payable in certain circumstances. MTM Technologies expects to finance the cash portion of the consideration through the issuance of additional equity or debt securities, although no binding agreement for such issuance has been entered into at this time.

ABOUT MTM TECHNOLOGIES, INC.

MTM Technologies, Inc. is a leading computer and communications technology management company providing IT networking and data center services, including storage, security, messaging and VOIP solutions. MTM Technologies is an authorized reseller/partner and integrator for Microsoft, HP, Cisco Systems, Citrix, Intel Corp, IBM, Dell Computer, Nortel and Novell. For more information visit our web site at www.mtm.com.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include MTM Technologies' entry into new commercial businesses, the risk of obtaining financing, recruiting and retaining qualified personnel, and other risks described in MTM Technologies' Securities and Exchange Commission filings. The forward looking statements in this press release speak only as of the date hereof and MTM Technologies disclaims any obligation to provide updates, revisions or amendments to any forward looking statement to reflect changes in MTM Technologies' expectations or future events.


FOR MORE INFORMATION, CONTACT:      Allen Bloomfeld
                                    MTM Technologies, Inc.
                                    Phone: (203) 975-3750
                                    Fax: (203) 975-3701
                                    Email:  investorrelations@mtm.com
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